EXHIBIT 5.1

                     [LETTERHEAD OF NASCHITZ, BRANDES & CO.]

                           Tel-Aviv, December 28, 2006

LanOptics Ltd.
1 Hatamar Street
Yokneam 20692
Israel

Ladies and Gentlemen:

     This opinion is furnished to you in connection with the Registration Statement on Form F-3 (the "REGISTRATION STATEMENT") to be filed by LanOptics Ltd., a company organized under the laws of the State of Israel (the "COMPANY"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "SECURITIES ACT"), for the registration of 3,878,235 Ordinary Shares, nominal value NIS 0.02 per share, of the Company on behalf of certain shareholders of the Company.

     As special Israeli counsel to the Company in connection with the offering of the Shares pursuant to the Registration Statement, we have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purpose of our opinion. Upon the basis of such examination, we are of the opinion that the Shares have been duly authorized and are legally and validly issued, fully paid and non-assessable.

     The opinion expressed herein is limited to Israeli law, and we do not express any opinion as to the laws of any other jurisdiction.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the headings "Legal Matters" and "Enforceability of Civil Liabilities" in the Prospectus which is a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                                     Very truly yours,

                                                     /S/ NASCHITZ, BRANDES & CO.

                                                     Naschitz, Brandes & Co.